

<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM FORM 10-Q
AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   3-MOS                   6-MOS
<FISCAL-YEAR-END>                          MAR-27-1998             MAR-27-1998
<PERIOD-START>                             JUN-28-1997             MAR-29-1997
<PERIOD-END>                               SEP-26-1997             SEP-26-1997
<CASH>                                          16,349                  16,349
<SECURITIES>                                         0                       0
<RECEIVABLES>                                    8,633                   8,633
<ALLOWANCES>                                         0                       0
<INVENTORY>                                     12,456                  12,456
<CURRENT-ASSETS>                                     0                       0
<PP&E>                                         186,913                 186,913
<DEPRECIATION>                                  56,565                  56,565
<TOTAL-ASSETS>                                 559,187                 559,187<F1>
<CURRENT-LIABILITIES>                                0                       0
<BONDS>                                        399,905                 399,905<F2>
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                        41,391                  41,391
<OTHER-SE>                                    (36,873)                (36,873)
<TOTAL-LIABILITY-AND-EQUITY>                   559,187                 559,187<F3>
<SALES>                                              0                       0
<TOTAL-REVENUES>                                77,702                 149,797
<CGS>                                                0                       0
<TOTAL-COSTS>                                   52,074                 100,310
<OTHER-EXPENSES>                                19,886                  37,928<F4>
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                              11,083                  21,173
<INCOME-PRETAX>                                (5,341)                 (9,614)
<INCOME-TAX>                                   (1,105)                 (1,905)<F5>
<INCOME-CONTINUING>                            (4,236)                 (7,709)
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                   (4,236)                 (7,709)<F6>
<EPS-PRIMARY>                                        0                       0
<EPS-DILUTED>                                        0                       0

<F1>Includes Advance Rental Payments of $47,540, Contract Rights of $217,371,
and Goodwill of $109,027 each net of accumulated amortization, at September 26, 1997.
<F2>Includes $196,655 of $11 3/4% senior notes and debt outstanding under a credit facility of $203,250 at September 26, 1997.
<F3>Includes Accrued Commissions of $13,065 and Accrued Interest of $10,871,
at September 26, 1997.
<F4>Other Expenses include stock based compensation charges of $462 for the six months ended September 26, 1997.
<F5>The provision (benefit) for income taxes consists of $150 currently payable and ($2,055) deferred for the six months ended September 26, 1997.
<F6>In addition, EBITDA (earnings before interest, income taxes, depreciation and amortization) before the deduction for the stock-based compensation charge, of $46,601 was generated for the reported period. EBITDA is a meaningful measure of a company's ability to service debts.

